Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of C5 Acquisition Corporation (the “Company”) on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 28, 2021, except for Notes 2, 4 and 8, to which the date is November 19, 2021, with respect to our audit of the financial statements of C5 Acquisition Corporation as of May 18, 2021 and for the period from March 30, 2021 (inception) through May 18, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

November 19, 2021